MEDICAL SERVICE AGREEMENT

This Medical Services Agreement ("Agreement") is made as of this 1st day of July, 2004, by and between the SHERIFF'S OFFICE OF CHARLES COUNTY, MARYLAND ("CCSO") and CONMED, INC. ("CONMED") (CCSO and CONMED collectively may be referred to as "Parties" or individually as "Party").

RECITALS:

A. CONMED is a corporation duly organized and existing under the laws of the State of Maryland and is engaged in the business of providing medical services to correctional facilities.

B. The CCSO is charged with the operation and management of the Charles County Detention Center ("CCDC").

C. The CCSO issued a Request for Proposal ("RFP") identified as Sheriff's Bid No. CCSO 04-03, which RFP sought bids for providing complete health care services for inmates incarcerated at the CCDC.

D. By letter dated May 11, 2004, CONMED submitted its bid to the CCSO for the RFP. The CCSO subsequently awarded the contract to CONMED on June 9, 2004.

NOW, THEREFORE, in consideration of the mutual promises and covenants as hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. Overview of Services. As further described herein, CONMED agrees to provide both on-site and off-site health care services to the inmates of the CCDC, including, but not limited to, a physician licensed to practice medicine in the State of Maryland and a sufficient number of licensed and/or certified qualified health care providers ("QHCP") as hereinafter set forth, with such services complying with the Maryland Commission on Correctional Standards, American Correctional Association, and Charles County Detention Center Policy and Procedures.

2. Term. The initial term of this Agreement shall commence on July 1, 2004 for a period of two (2) years terminating on June 30, 2006 ("Initial Term").

3. Compensation. During the course of this Initial Term, CCSO shall pay to CONMED total compensation in the amount of $2,884,740.80, which shall be invoiced and paid in twenty four (24) equal monthly installments in the amount of $120,197.53. The monthly payments made hereunder are due and payable on the 10th day of each month, with the first month's payment due and payable on July 10, 2004.

The compensation identified herein is based upon an Average Daily Population ("ADP") of up to five hundred (500) inmates at the CCDC. Should the CCDC inmate population exceed an ADP of five hundred (500), CONMED shall be entitled to a surcharge to be applied to each monthly billing in the amount of two dollar and 46/100 ($2.46) per diem per inmate in excess of 500. Should the ADP drop below four hundred (400), this per diem amount will be credited to each monthly billing.

CONMED agrees to submit an original and three (3) copies of the monthly invoices to CCSO, accompanied by the following information:

a. Name of contractor;
b. Description of work (including a reasonable description of the services provided); and
c. Invoice date.

4. Option Term and Compensation. Following the completion of the Initial Term, the CCSO shall be provided with three (3) successive one (1) years options to extend the Term of the Agreement, subject to the following terms and conditions:

a. As to each of the three (3) Option Terms, the compensation scheme set forth in Paragraph 3 of this Agreement shall be adjusted annually based upon the United States Daily Average Medical Cost Consumer Price Index (Medical Health Care Services Section), as published by the United States Department of Labor. The adjustment for each additional year shall be calculated by comparing the Medical Health Care Services CPI of the current year, which figure shall include the local Charles County area, against the same figure from the same month of the previous year.

b. CCSO shall exercise any Option Term by providing CONMED written notice of its intention to do so within one hundred twenty (120) days prior to the expiration of the then current Term. Within thirty (30) days of its receipt of such notification, CONMED shall calculate its compensation for such Option Term and provide it to the CCSO for review and consideration. If the Parties are unable to agree on CONMED's compensation for the Option Term within sixty (60) days before the expiration of the then current Term, the Agreement shall be deemed terminated at the end of such Term.

5. Staffing.

a. CONMED's staffing plan and schedule for the CCDC is attached hereto and made a part hereof as Exhibit "A". These hours shall remain constant, to the extent reasonably possible, within each week. All positions shall be filled on the first day of the Agreement and CONMED shall obtain the consent of the Deputy Director of the CCDC regarding changes to the staffing schedule, which consent shall not be unreasonably withheld, conditioned or delayed.

b. CONMED hereby designates Howard M. Haft, M.D., a qualified/licensed physician in the State of Maryland, as the Medical Director for purposes of this Agreement. CONMED agrees that the Medical Director shall:

(i) Be responsible for CONMED's performance under this Agreement .

(ii) Visit the CCDC center a minimum of once per week.

(iii) Conduct sick call in the absence of the physician or physician's assistant.

(iv) Be on 24-hour telephone call.

(v) Approve all medical protocols.

(vi) Countersign all prescriptions within 48 hours of being written by a physician's assistant or nurse practitioner.

c. CONMED shall ensure that a qualified physician's assistant is on-site Monday through Friday from 9:00 a.m. to 5:00 p.m. to conduct sick call.

d. CONMED personnel shall include a Registered Nurse/Administrator who will ensure that all services required under this Agreement are adequately provided. CONMED agrees that the Registered Nurse/Administrator shall work 40 hours per week, Monday through Friday 8:00 a.m to 4:00 p.m. and shall carry a pager and provide the CCDC with pager and home telephone numbers.

e. CONMED shall otherwise provide and make available to all inmates of the CCDC health care services seven (7) days a week twenty-four (24) hours a day by qualified/licensed medical personnel. At a minimum, CONMED agrees to provide an on-duty registered nurse Monday through Friday from 8:00 a.m. to 4: p.m. and a registered nurse Monday through Friday from 2:00 p.m. to 10:00 p.m.

f. CONMED shall provide on-call physician available 24 hours per day for emergency medical, psychological and dental care.

g. CONMED's Medical Director shall also serve as CONMED's corporate representative, who shall be responsible for the following:

(i) Visiting the detention center at least biweekly;

(ii) Meeting with the detention center administrative staff at least biweekly; and

(iii) Attending monthly quality assurance meetings.

h. All CONMED personnel provided shall meet the minimum requirements established by the CCDC, the Maryland Commission on Correctional Standards and the American Correctional Association.

i. CONMED personnel shall comply with applicable current and future state, federal and local laws and regulation, court orders, current and future state, federal and local laws and regulation, court orders, administrative regulations, administrative directives and Charles County Policy and Procedures.

j. Prior to the start of employment, CONMED personnel shall be required to pass a background investigation conducted by the CCSO as a requisite for initial and/or continued employment.

k. CONMED personnel will provide proof of a clean drug screen conducted within

the past 30 days prior to their service at the CCDC and will agree to submit to random drug testing at reasonable times and intervals thereafter.

l. CONMED personnel shall be subject to all security regulations and procedures of the CCDC.

m. CONMED shall supply photo identification badges indicating the company they work for, the position they hold, date of birth, sex, color of eyes, expiration date and Medical Director's signature.

n. CONMED shall ensure that all CONMED personnel sign as receiving required CCDC policy and procedures and other forms of information as directed by the Deputy Director of the CCDC and return these forms to the detention center's Standards Coordinator within 14 calendar days of the persons employment.

o. CONMED shall immediately replace, or otherwise provide required coverage for any CONMED employee who is unable to perform assigned activities in a reliable manner, demonstrates an uncooperative attitude or discourtesy or is otherwise deemed unsatisfactory by the Director of Corrections or designee in the reasonable exercise of the Director's discretion.

q. CONMED shall provide the CCSO with job descriptions, a copy of the license/certification and CPR certification for each member of CONMED to be assigned to the CDCC.

6. Penalties/Fees.

a. In the event that CONMED fails to provide coverage for any absent or incapacitated CONMED employee which, in turn, results in a lapse of service, CONMED will be required to reimburse the CCSO for hours not worked by that employee

b. Should at any time the Medical Director position become vacant for greater than 30 days, CONMED shall pay the CCSO $5,000 and $500 per day thereafter until the position is filled by an individual acceptable to the CCSO, which acceptance shall not be unreasonably withheld, conditioned or delayed.

c. Should any position, other than the Medical Director, become vacant for greater than 30 days, CONMED shall reimburse the CCSO for such vacancy at the budgeted rate for that position. Lapses in service shall be considered unsatisfactory performance and, if uncured after CONMED has received ten (10) days' written notice from CCSO, the CCSO may terminate this Agreement upon thirty (30) days' written notice to CONMED.

d. Should CONMED fail to comply with any minimum standard set forth by the Maryland Commission on Correctional Standards or the American Correctional Association, and if CONMED does not cure its non-compliance after receipt of ten (10) days' written notice from CCSO, then CONMED shall pay the County $3,000 and $500 per month for each month of non-compliance for each specified standard.

7. Administration.

a. CONMED shall provide for the clinical and managerial administration of the CCDC infirmary facilities ("Medical Department").

b. CONMED shall provide a manual of nursing care procedures/protocols which must be approved by the Medical Director. These protocols shall become the property of the CCDC and shall only be removed from the facility with the expressed permission of the Director of Correction. CONMED may have access to the protocols for litigation purposes.

c. CONMED shall review all CCDC Medical Policy and Procedures annually and submit all recommendations to the Deputy Director for approval.

d. CONMED shall be prepared to adjust the delivery of services to accommodate changing institutional programs.

8. Services to New Inmates. CONMED agrees to provide the following services to each inmate upon his or her initial arrival to the CCDC:

a. Preliminary Exam/Screening. A preliminary screening/exam of all inmates shall be performed within two (2) hours of their arrival at the CCDC by a qualified healthcare provider. This screening/exam shall include but not be limited to current illness and health issues, medical history, mental health problems to include suicidal tendencies and history of drugs and/or alcohol history.

b. Physical Examinations. A physical examination will be conducted on all inmates within fourteen (14) days of their incarceration by a physician or physician's assistant.

9. Services to Inmate Population and CCDC. CONMED agrees to provide the following services at the CCDC:

a. Sick Call. CONMED shall establish a Sick Call schedule to be held Monday through Friday and staffed by a physician or physician's assistant. The Sick Call schedule shall be approved by the CCSO.

b. Infirmary. CONMED will staff and operate the CCDC infirmary as follows:

(i) On-call physician available 24 hours per day for emergency medical, psychological and dental care. On-call physicians shall carry and use a pager 24 hours per day, every day of the year.

(ii) On-site supervision of the infirmary by a registered nurse;

(iii) Maintain manual of nursing care procedures; and

(iv) Maintain separate, individual, confidential and complete medical record for each inmate in the infirmary and the institution.

c. Specialty Services. When deemed reasonably necessary and medically appropriate by

a CONMED physician, CONMED will provide inmates with the services of a medical specialist. In doing so, CONMED shall be responsible for making the referral arrangements with appropriate medical specialists.

d. Emergency Services.

(i) CONMED shall provide 24 hour emergency medical, psychological and dental care including 24 hour medical on-call services;

(ii) CONMED shall provide emergency treatment for CCDC employees and visitors injured, or who become ill, while on the CCDC premises;

(iii) In the event that an inmate requires emergency transport services, such services shall be provided by CCDC with the exception of air transportation which will be provided by CONMED; and

(iv) CONMED shall provide emergency services only to detainees held in the CCDC, Charles County Work Release Center and Charles County Court Holding Facilities.

e. Ancillary Services. CONMED shall be responsible for the provision of all laboratory, x-ray and other ancillary services as required and indicated. Where possible, these services shall be provided on-site.

f. Hospital Care. When necessary CONMED shall be responsible for arranging and providing in-patient hospitalization of an inmate.

g. Dental Services. CONMED shall provide dental services to inmates as medically indicated.

h. Eye Exams and Corrective Lenses. CONMED shall provide for routine eye examinations and eyeglasses as deemed medically necessary. CONMED shall also replace corrective lenses and/or frames that are damaged/lost while an inmate is under the care and custody of the CCDC.

i. Suicide Prevention.

CONMED shall coordinate on-site mental health services that may include, but not be limited to, the following:.

(i) Mental Health evaluation as needed;

(ii) Suicide risk identification;

(iii) Medication management;

(iv) Crisis intervention;

(v) Commitment to State facilities when warranted; and

(vi) Routine and on going counseling as deemed appropriate.

CONMED shall adhere to all written and disclosed policies and procedures of the CCDC governing suicide prevention; and

CONMED shall ensure that each inmate placed on suicide precautions is evaluated at least once during each eight (8) hour shift and routinely checked on at least every 30 minutes, with appropriate documentation to be prepared by a qualified health care provider.

j. Detoxification Program. CONMED shall develop and implement a drug and alcohol detoxification program which must receive prior approval by the Medical Director.

k. Automated External Defibrillator. CONMED shall ensure that medical staff are trained in the use of the Automated External Defibrillator (AED) and that the AED is operational at all times.

l. Infection Control.

(i) Infection and communicable disease prevention, monitoring and control services shall be provided either through an individual certified in infection control on-site or through CONMED's administrative services.

(ii) In the event it is deemed medically advisable to quarantine an inmate suspected of having a communicable disease, the inmate will be housed in medical isolation. CONMED shall utilize appropriate isolation measures and will supervise the use of those isolation measures in this area. All inmates with a communicable disease shall be reported to the Charles County Health Department.

m. Reporting. CONMED will provide at minimum a registered nurse to give a written summary of an inmate's medical condition when requested by the CCDC Director or his designee.

10. Pre-Release and Transfer Screening: CONMED shall take the following steps to ensure continuity of medical and mental health care upon the inmate's release or transfer:

a. A medical file review shall be conducted upon each inmate's release and, when indicated, a medical screening shall be conducted.

b. Inmates requiring follow-up care in the community shall be advised of the type of care required, where it may be obtained and, when necessary, an agency contact will be made.

c. Inmates taking medication at the time of their release shall be evaluated and, when appropriate, a five (5) day supply of medication shall be supplied by CONMED.

d. A medical file review shall be conducted daily for all released inmates who have had a physical assessment. Where medical follow-up care is required, a letter shall be forwarded to the inmate's last known address within seven (7) days of discharge advising him/her to contact the CCDC's Medical Department.

e. A medical file review shall be conducted for each inmate scheduled for transfer to the Maryland Division of Correction or another facility. The entire medical record shall be copied and forwarded to the receiving institution at the time of transfer, along with the approved summary form.

11. Quality Assurance Program.

a. CONMED shall institute a Quality Assurance Program ("QAP") that provides quality health care services to inmates. The QAP shall evaluate the health care provided to inmates both on-site and at off-site facilities for quality, appropriateness and continuity of care. CONMED shall submit a monthly report of the evaluation to the Deputy Director that will also include a description of health environment factors that are substandard, changes effected since the last reporting period and recommended changes. The report shall also include a statistical report of all medical services, including sick call, hospital stay, referrals and psychiatric evaluations. The report shall also include a statistical report of all medical services, including sick call, hospital stay, referrals and psychiatric evaluations.

b. A monthly meeting shall be held between the necessary representatives of the Parties as necessary to review significant issues and changes and to provide feedback relative to the QAP so that any deficiencies or recommendations may be acted upon.

12. Pharmaceutical and Supplies. CONMED shall have the following responsibilities with respect to the supply and administration of pharmaceuticals at the CCDC:

a. CONMED will supply all prescription medications to the CCDC.

b. All prescription medications and, where applicable, nonprescription medications, shall be in unit dose format, identified by inmate's name, starting date of order and stop date. Blister packs, when used, shall be packaged in 24 hour dosage packs.

c. All medications shall be ordered by a responsible physician, physician's assistant or psychiatrist. All orders placed by a physician's assistant shall be countersigned by the physician in accordance with application of Maryland law.

d. All medications shall be dispensed in accordance with the Maryland Commission on Correctional Standards, American Correctional Association and detention center policy and procedures.

e. All medications shall be administered by medically qualified health care personnel to inmates in their housing units within one (1) hour of when required.

f. Records of all medications dispensed and administered shall be maintained and monitored by CONMED in accordance with the guidelines established by the Maryland State Board of Pharmacy and in accordance with the Maryland Commission on Correctional Standards, American Correctional Association and detention center policy and procedures.

g. All outdated or unused medication shall be returned to the pharmaceutical supplier issuing same for disposal. Medication that cannot be returned shall be destroyed according to a written procedure and CONMED shall maintain accurate records of same.

h. CONMED shall be responsible for conducting daily inventories of all needles, sharps and syringes and maintaining accurate records of same.

i. CONMED shall conduct a monthly recorded inventory of all first aid kits located within the CCDC and the CCDC motor vehicles, and replenish inventories as needed. Completed inventories shall be submitted to the Standards Coordinator of the CCDC by the 5th day of each month.

j. CONMED shall conduct a monthly recorded inventory of all medical and dental equipment and instruments.

k. CONMED shall provide for the procurement and control of all medical and dental equipment and instruments.

13. Supplies. CONMED shall be responsible for supplying and maintaining pharmaceutical cabinets, as well as its own fax machine and toner.

14. Equipment and Utilities.

a. CCSO shall provide existing equipment, supplies, instruments and office furniture to CONMED, which shall be inventoried by the Parties at the commencement of this Agreement. At the expiration of this Agreement, the existing inventoried office furniture, equipment and instruments shall be returned to the CCDC in at least as good a condition as provided taking in consideration normal depreciation. All equipment and instruments purchased by CONMED shall be returned to CONMED at the expiration of this Agreement.

b. CCSO shall be responsible for providing all utilities (including local phone service) to the CDCC Medical Department.

15. Maintenance.

a. CCSO shall provide routine and customary maintenance to the CDCC Medical Department.

b. CONMED shall be responsible for maintaining its instruments and equipment.

16. Hazardous Waste. CONMED shall provide for the disposal of all medical hazardous waste. The service shall be provided by an appropriately certified carrier and shall follow all applicable federal and state laws.

17. Medical Records

a. CONMED shall maintain a current record for each inmate that is continually maintained and complies with the American Medical Association. Maryland Commission on Correctional Standards, American Correctional Association and the CCDC policy and procedures.

b. CONMED shall ensure that the medical record shall accompany an inmate at all health encounters.

c. CONMED shall ensure that a copy of the medical record shall be forwarded to the appropriate facility in the event of an inmate's transfer.

d. CONMED shall enforce all procedures and laws concerning the confidentiality of the inmates' medical record and shall be responsible for releasing medical records as required by procedures and laws.

e. All medical records shall remain the property of the CCDC and may only be removed from the detention center premises with the expressed permission of the Director of Corrections. CONMED may have access to these records for litigation purposes.

f. The CCSO shall provide CONMED with appropriate training in order to allow CONMED to maintain the automated information system using the CCDC's Jail Management Program with respect to the medical records.

18. Court Appearance and Subpoenas. CONMED shall appear as requested before any court to provide medical information regarding inmates, or to provide a copy of medical records upon receipt of a properly issued summons or subpoena.

19. Grievances and Complaints.

a. In the event that the CCSO notifies CONMED that it has received a grievance or complaint against CONMED from any inmate or member of the public or from any subcontractor performing services relative to this Agreement, and upon the providing by the CCSO to CONMED of a written explanation of such grievance or complaint, CONMED shall provide its response thereto, in writing, within five (5) business days. Failure to respond, as described, shall be considered unsatisfactory performance and the CCSO may, upon thirty (30) days' written notice to CONMED, terminate this Agreement for default.

b. CONMED will immediately give notice to the Deputy Director of the CCSO of any claim or suit made or filed against CONMED regarding any matter resulting from or relating to CONMED's obligations under this Agreement.

c. In the event CCSO fails to make timely any payment due to CONMED hereunder, CONMED may terminate this Agreement upon thirty (30) days' written notice to CCSO.

20. Notice. The following individuals are hereby designated as the official contact persons for the respective Parties:

The contact person for the CCSO and CCDC shall be:

Charles County Detention Center
Attn: Walter Poyner, Deputy Director
P.O. Box 1690
La Plata, MD 20626
Phone:
Fax:

The contact person for CONMED shall be:

Howard M. Haft, M.D.
CONMED, Inc.
9375 Chesapeake Street, # 219
La Plata, Maryland 20646
Phone: 301-609-8460
Fax: 301-934-6983

21. Compliance With Applicable Laws. In the performance of this Agreement, CONMED and CCSO shall comply with all applicable federal, state, and local laws, rules, and regulations.

22. Insurance.

a. CONMED shall be responsible for providing and maintaining at all times adequate public liability and property damage insurance by one or more responsible insurance carriers for all CONMED employees, independent contractors and other personnel providing services to the CCDC or CCSO. The Charles County Government shall be named as an additional insured under such policies of insurance and CONMED will provide proof of such coverage to the CCSO prior to the commencement of this Agreement. The limits of such public liability insurance shall not be less than $50,000.00 per individual or $100,000.00 per occurrence and the limits of such property damage insurance shall not be less than $100,000.00 per accident with an aggregate of $250,000.00.

b. CONMED shall carry Worker's Compensation Insurance covering all of its employees upon the premises and in connection with its other operations pertaining to this Agreement. CONMED further agrees to comply at all times with the provisions of the Workman's compensation laws of the State of Maryland.

c. CONMED further agrees to obtain and maintain such other reasonable insurance and/or riders to policies already issued when required by the Charles County Government to cover any special hazards which may develop during the term of this Agreement in such amounts as may be reasonably approved by the Charles County Government.

23. Indemnification by CONMED. CONMED agrees to indemnify and hold harmless the CCSO, CCDC and their respective officers, agents, affiliates, and employees from and against any and all liabilities, losses, costs (including, but not limited to, reasonable attorneys' fees), damages, injuries, settlements, judgments of any nature whatsoever, causes of action, suits, claims, demands, or other expenses suffered or incurred by the CCSO or CCDC and proximately caused by the sole negligence of CONMED.

24. Indemnification by CCSO and CCDC. The CCSO and CCDC jointly and severally agree to indemnify and hold harmless CONMED and its officers, agents, affiliates, and employees from and against any and all liabilities, losses, costs (including, but not limited to, reasonable attorneys' fees), damages, injuries, settlements, judgments of any nature whatsoever, causes of action, suits, claims, demands, or other expenses suffered or incurred by CONMED and proximately caused by the sole negligence of the CCSO and/or CCDC.

25. Alteration, Amendment, or Termination. No change or modification of this Agreement shall be valid unless the same is in writing and signed by all the Parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party against whom it is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

26. Integration. This Agreement sets forth (and is intended to be an integration of) all of the promises, agreements, conditions, understandings, warranties and representations among the Parties hereto and supersedes any prior promises, agreements, conditions, understandings, warranties and representations made by either Party to the other concerning the subject matter hereof and the terms applicable hereto, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among them other than as set forth herein.

27. Severability. If any provision of this Agreement or application to any Party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

28. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.

29. Assignment. CONMED will not sell assign, transfer, or convey any of its rights under this Agreement except with the written consent of the CCSO or his designee, which consent shall not be unreasonably withheld, conditioned or delayed.

30. Consent. Whenever the consent of any party is required by this Agreement, such consent shall not be unreasonably withheld, conditioned or delayed.

31. Authority. That each signatory hereto warrants and represents that he has authority to execute and to deliver this Agreement on behalf of his principal and that this Agreement is binding upon each party and each party's successors and assigns.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date set forth above.

CONMED, Inc.

By:____________________
Howard M. Haft, M.D.
Medical Director

Sheriff's Office of Charles County, Maryland

By:____________________
Frederick E. Davis, Sheriff
Charles County Sheriff's Office

Office of the She--ff
Charles County, Maryland

Headquarters
6915 Crain Hwy - P.O. Box 189
La Plata, Maryland 20646-0189
301-609-6400

Frederick E. Davis
Sheriff

An Internationally Accredited Agency

June 12, 2006

CONMED, Incorporated
9375 Chesapeake Street, #219
La Plata, Maryland 20646
Attn: Howard M. Haft, M.D.

Re: MEDICAL SERVICES AGREEMENT

Dear Dr. Haft:

This letter is to confirm the terms of our understanding as represented in your letter of February 27, 2006 and agree to the renewal/extensions as outlined in the Medical Service Agreement dated July 1, 2004.

If you have any questions, please contact Lisa Estes, Purchasing Agent (301) 609-6241.

Sincerely,

Frederick E. Davis, Sheriff
Charles County, Maryland

c. Major Michael O'Toole, Assistant Sheriff
Captain Joseph Montminy, Executive Assistant to Sheriff
Captain Timothy Plumer, Commander CCDC
Walter Poyner, Deputy Director CCDC
Lisa Estes, Purchasing Agent
Gloria Bowers, Manager, Financial Services Section
Office of the General Counsel

Office of the Sheriff

Charles County, Maryland

Headquarters
6915 Crain Hwy - P.O. Box 189
La Plata, Maryland 20646-0189
301-609-6400

Frederick E. Davis
Sheriff

An Internationally Accredited Agency

CONMED, Incorporated
9375 Chesapeake Street, #219
La Plata, MD 20646
Attention: Howard M. Haft, M.D.

March 10, 2006

Dear Doctor Haft:

According to my records, our signed Medical Services Agreement between the Charles County Sheriff's Office (CCSO) and CONMED will terminate on June 30, 2006. This letter is to serve as written notice of our intention to exercise the Option Term, paragraph 4b, for one (1) year, ending June 30, 2007.

Our Detention Center's inmate population for this time period is estimated to be at 440. Once you have calculated the compensation for this Option Term, for one (1) year, send that to me for review and consideration. We will also need a new Medical Services Agreement for both parties to sign. Please mail the agreement to me at:

Charles County Sheriff's Office
6915 Crain Highway
La Plata, MD 20646
Attention: Lisa Estes, Purchasing Agent

We have been very pleased with your organization and want to continue receiving ... ou have any question about this letter, please contact ... ig the Detention Center, please contact Buddy Poynor

OFFICE OF THE SHERIFF
Charles County, MD

Lisa A. Estes
Purchasing Agent

6915 Crain Highway
Post Office Box 189
LaPlata, MD 20646-0189

Office: 301-609-6241
Fax: 301-609-6245
Email: estesl@ccso.us

Regards,

Lisa A. Estes

Lisa A. Estes
Purchasing Agent
Charles Co. Sheriff's Office

CONMED Inc

(800) 609-8476
(301) 609-8460
Fax: (301) 934-6983

9375 Chesapeake Street, #203, La Plata, Maryland 20646

March 15, 2006

Charles County Detention Center
Walter Poyner, Deputy Director
PO Box 1690
LaPlata, MD 20646

Dear Deputy Director Poyner:

The contractual increase based upon the United States Daily Average Medical Cost Consumer Price Index is 4.3% effective July 1st, 2006. Attached are the Bureau of Labor Statistics for your review.

Yours in Health and Safety,

Howard M. Haft, MD, MMM, CPE
Medical Director

Rex W. Coffey
Sheriff

Office of the Sheriff

Charles County, Maryland

Headquarters
6915 Crain Hwy - P.O. Box 189
La Plata, Maryland 20646-0189
301-609-6400

An Internationally
Accredited Agency

Conmed Healthcare Management, Inc.
9375 Chesapeake Street, Suite 203
La Plata, MD 20646
Attention: Howard M. Haft, M.D.

March 20, 2007

Dear Doctor Haft:

According to my records, our signed Medical Services Agreement between the Charles County Sheriff's Office (CCSO) and CONMED will terminate on June 30, 2007. This letter is to serve as written notice of our intention to exercise an option year term, paragraph 4b, for one (1) year, ending June 30, 2008. We are in agreement with a cost increase based upon the United States Average Medical Cost Consumer Price Index.

We have been very pleased with your organization and want to continue receiving services without interruption. If you have any question about this letter, please contact me at 301-609-6241.

If you have any questions regarding the Detention Center, please contact Buddy Poynor at 301-932-3032.

Regards,

Lisa A. Estes

Lisa A. Estes
Purchasing Agent
Charles Co. Sheriff's Office

c. Walter Poynor, Deputy Director, CCDC